Exhibit 99.1

INTERNAL CORRESPONDENCE

Office of the General Counsel (Unit)

	TO	Directors and Executive Officers	DATE	April 29, 2005

	FROM	Greg Pilcher	SUBJECT	Regulation BTR Trading Blackout

Regulation BTR generally prohibits directors and officers of Kerr-McGee from purchasing or selling Kerr-McGee Common Stock during a pension fund “blackout period.”  To complete the tender offer previously approved by the Board, participants in the Company’s Savings Investment Plan will be unable to make exchanges, take loans, make withdrawals and receive distributions from the portion of their plan account that is invested in Kerr-McGee shares beginning on May 13, 2005.  This “blackout” and the consequent SEC-mandated prohibition of Kerr-McGee directors and officers from purchasing or selling Kerr-McGee Common Stock will affect the window period for trading in Kerr-McGee Common Stock.  The BTR trading restrictions are described below.

Under Regulation BTR, you may not trade (or otherwise benefit from the trade of) Kerr-McGee Common Stock while this blackout period is in effect (expected to begin at 4:00 p.m. Eastern Time on May 13, 2005 and expected to end on or around June 1, 2005).

Specifically, the blackout prohibits:

•                  selling or otherwise transferring Kerr-McGee Common Stock that you acquired in connection with your service or employment as a director or executive officer of Kerr-McGee and

•                  purchasing or otherwise acquiring Kerr-McGee Common Stock in connection with your service or employment as a director or executive officer of Kerr-McGee.

The types of transactions that are not permitted include: (i) the purchase or sale of company securities, (ii) intraplan transfers and/or interplan transfers involving Kerr-McGee common stock in the company’s investment or stock ownership plans (the Savings Investment Plan, the Employee Stock Ownership Plan, the Direct Purchase and Dividend Reinvestment Plan, the Executive Deferred Compensation Plan and the Deferred Compensation Plan for Non-Employee Directors), (iii) the altering of contribution rates in those plans, and (iv) the exercise of stock options (even if you plan to keep the underlying stock).  These restrictions prohibit “direct” as well as “indirect” transfers or acquisitions (meaning that you cannot benefit from a transfer or acquisition by another party).

Any Kerr-McGee Common Stock that you sell or otherwise transfer during the blackout period will be considered to have been acquired in connection with your service or employment as a director or executive officer, unless you can establish that the securities were acquired from another source.  Similarly, any purchase or other acquisition of Kerr-McGee Common Stock will be considered to be in connection with your service or employment as a director or executive officer, unless you can demonstrate otherwise.  Your identification of the stock’s source must be consistent with how you treat the stock’s source for tax purposes as well as for other disclosure and reporting purposes.

There are a limited number of exceptions to the Regulation BTR restrictions described above.  The blackout does not prohibit:

•                  preplanned transactions executed pursuant to trading plans that were adopted or amended prior to today’s date and filed with the Office of the Corporate Secretary pursuant to Corporate Policy 90.07;

•                  regular investments in the Savings Investment Plan;

•                  regular reinvestments of dividends under the Direct Purchase and Dividend Reinvestment Plan;

•                  a non-discretionary purchase or sale of Kerr-McGee Common Stock under the Savings Investment Plan, the Kerr-McGee Corporation Deferred Compensation Plan for Non-Employee Directors or the Kerr-McGee Corporation Executive Deferred Compensation Plan;

•                  the exercise, conversion, or termination of an option acquired before you learned about the blackout period if the date on which the derivative security can be exercised, converted, or terminated cannot be changed;

•                  bona fide gift or transfer by will or the law of descent and distribution;

•                  a transfer under a qualified domestic relations order; or

•                  a sale or disposition that is required by law.

If you have any questions about this notice or the restrictions that apply during the blackout period or would like to inquire as to the precise ending of the blackout period, you can contact me at (405) 270-2868, Fran Heartwell, Vice President of Human Resources, at (405) 270- 2754, or either of us at 123 Robert S. Kerr, Oklahoma City, OK 73102.  I will send you a subsequent notice to inform you when the blackout period has ended.

This communication is for informational purposes only and does not constitute an offer to buy or the solicitation of an offer to sell shares of Kerr-McGee’s common stock. The tender offer is being made only pursuant to the Offer to Purchase and the related materials dated April 18, 2005. Stockholders should read the Offer to Purchase and the related materials carefully because they contain important information. Stockholders will be able to obtain a free copy of the Tender Offer Statement on Schedule TO, the Offer to Purchase and other documents that Kerr-McGee is filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov.  Stockholders may also obtain a copy of these documents, without charge, from Georgeson Shareholder Communications Inc., the information agent for the tender offer, toll free at 877-278-6310.

Distribution:

	Directors		Executive Officers

	William E. Bradford	Leroy C. Richie	Thomas W. Adams	Christina M. Poos
	Sylvia A. Earle	William F. Wallace	George D. Christiansen	J. Michael Rauh
	Luke R. Corbett	Farah M. Walters	Kenneth W. Crouch	John F. Reichenberger
	David C. Genever-Watling	Ian L. White-Thomson	David A. Hager	Robert M. Wohleber
	Martin C. Jischke		Frances G. Heartwell

xc:	Justin Byrne	Suzie Little
	Ray Gonzales	Marilyn Young